Exhibit 99.1

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”), is entered into as of                     , 2009, by and among CBRE ADVISORS LLC, a Delaware limited liability company (the “Advisor”) and CNL FUND MANAGEMENT COMPANY, a Florida corporation (the “Sub-Advisor”), but shall become effective (the “Effective Date”) upon the effective date of that certain Registration Statement on Form S-11 filed by CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Company”), with the United States Securities and Exchange Commission on July 30, 2008 (Registration No. 333-152653) (the “S-11”), as the same has been amended from time to time.

RECITALS

WHEREAS, the Advisor entered into an Advisory Agreement with the Company, dated as of July 1, 2004 to provide various advisory services for the Company pursuant to the terms of said agreement (and together with any amendments thereto and/or any successor agreement, the “Advisory Agreement”); and

WHEREAS, the Advisor wishes to enter into this Agreement with the Sub-Advisor to secure assistance in the review and negotiation of matters relative to the Company, and serve as an independent contractor and consulting advisor to the Advisor for the limited purposes set forth herein; and

WHEREAS, the Advisor also wishes to retain the Sub-Advisor to perform certain marketing and other operational services for the Advisor to be used by the Advisor in connection with its Advisory Agreement with the Company; and

WHEREAS, the Advisor and the Sub-Advisor have agreed upon compensation for the services to be provided pursuant to this Agreement, and specifically remuneration for the performance of consulting from time to time relative to matters which arise in connection with the Advisory Agreement; and

WHEREAS, the terms and conditions of the arrangement between the Advisor and the Sub-Advisor are set forth below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions set forth in the Advisory Agreement and as hereinafter indicated:

Acquisition Expenses. As such term is defined in the Declaration of Trust.

Affiliate or Affiliated. As such term is defined in the Declaration of Trust.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Sub-Advisor.

Declaration of Trust. The Second Amended and Restated Declaration of Trust of the Company under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Early Termination Date. As such term is defined in Section 15.

Managing Dealer Agreement. The Managing Dealer Agreement, dated as of                  , 200    , but effective as of the Effective Date, by and between the Company and CNL Securities Corp., as amended from time to time, and/or any successor agreement.

Marketing Expenses. As such term is defined in Section 8 (a).

Operating Expenses. As such term is defined in Section 8 (b).

Person. As such term is defined in the Declaration of Trust.

REIT. A real estate investment trust under Section 856 of the Internal Revenue Code.

Special Marketing Fees. The fees associated with the provision of the Special Marketing Services and more particularly described in Section 8 (a) and Schedule A, which fees are exclusive of the Fees payable pursuant to Section 7 and the Special Operational Fees payable pursuant to Section 8(b).

Special Marketing Services. Services provided by the Sub-Advisor pursuant to Section 3(d) below.

Special Operational Fees. The fees associated with the provision of the Special Operational Services and more particularly described in Section 8 (b) and Schedule B, which fees are exclusive of the Fees payable pursuant to Section 7 and the Special Marketing Fees payable pursuant to Section 8(a).

Special Operational Services. Services provided by the Sub-Advisor pursuant to Section 3(e) below.

Term. The term of this Agreement, ending on either the Termination Date or the Early Termination Date.

Termination Date. The date of termination of this Agreement, as defined in Section 14.

2. Appointment. The Advisor hereby appoints the Sub-Advisor to serve as consulting advisor on the terms and conditions set forth in this Agreement, and the Sub-Advisor hereby accepts such appointment.

3. Duties of the Sub-Advisor. The duties of the Sub-Advisor under this Agreement shall include the following:

(a) serve as an advisor to the Advisor with respect to real estate acquisition and property management matters, and provide supporting materials in connection with certain of the Advisor’s activities performed pursuant to the Advisory Agreement;

(b) engage in discussions and counsel with such Persons as the Advisor deems necessary to the proper performance of its obligations under the Advisory Agreement;

(c) furnish the Advisor with advice and recommendations with respect to investment opportunities, communications with existing investors and proposed financings to be undertaken by the Company;

(d) provide from time to time upon the request of the Advisor, and on the terms set forth in this Agreement, either directly or through one of the Sub-Advisor’s Affiliates, the services more particularly described in Schedule “A” attached hereto and made a part hereof (collectively, the “Special Marketing Services”). The Special Marketing Fees shall be exclusive of and in addition to all fees paid pursuant to Section 7 and Section 8(b) below; and

(e) provide from time to time upon the request of the Advisor, and on the terms set forth in this Agreement, either directly or through one of the Sub-Advisor’s Affiliates, the services more particularly described in Schedule “B” attached hereto and made a part hereof (collectively, the “Special Operational Services”). The Special Operational Fees shall be exclusive of and in addition to all fees paid pursuant to Section 7 and Section 8(a) below.

4. Authority of Sub-Advisor. The Sub-Advisor is not authorized to advise or bind the Company or to enter into any agreements relative to the Company, and is to act only as an advisor to the Advisor, upon request, and shall have no obligation or authority to pursue any direct function under the Advisory Agreement and shall have no privity of contract with, or duties or liabilities to the Company.

5. Records; Access. The Sub-Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Advisor, auditors and authorized agents of the Advisor, at any time or from time to time during normal business hours.

6. Limitations on Activities. The Sub-Advisor shall have no liability for acting in accordance with the instructions of the Advisor. Notwithstanding the foregoing, the Sub-Advisor, its directors, officers, employees and stockholders, and stockholders, directors, officers and employees of the Sub-Advisor’s Affiliates shall not be liable to the Company for any act or omission by the Sub-Advisor, its directors, officers, employees or stockholders, or the stockholders, directors, officers or employees of the Sub-Advisor’s Affiliates.

7. Fees. Compensation (“Fees”) payable by the Advisor to the Sub-Advisor for all services performed by the Sub-Advisor under this Agreement, except for Special Marketing Services and Special Operational Services, shall equal (i) 13.81% of the Investment Management Fee (as defined in the Advisory Agreement); and (ii) 18.70% of the Acquisition Fee (as defined in the Advisory Agreement). The respective portion of the Fees described above shall be payable by the Advisor to the Sub-Advisor within ten (10) days of receipt by the Advisor of the Investment Management Fee or Acquisition Fee (as applicable). The Advisor agrees, that without written approval of the Sub-Advisor, it will not waive the receipt of fees nor defer the fees pursuant to the Advisory Agreement, nor modify the Advisory Agreement so as to adversely amend or waive the terms or type of payments due under the Advisory Agreement. Any refusal to grant consent by Sub-Advisor hereunder shall be reasonable and based on its perceived diminution of Sub-Advisory fees under this Agreement caused by the proposed action by the Advisor requiring consent.

8. Compensation for Special Marketing Services and Special Operational Services.

(a) As compensation for the Special Marketing Services rendered by the Sub-Advisor or the Sub-Advisor’s Affiliates to the Advisor, the Advisor shall pay the Sub-Advisor the fees on Schedule “A” attached hereto. In addition to the Special Marketing Fees, the Advisor shall reimburse the Sub-Advisor for the actual cost incurred by the Sub-Advisor or the Sub-Advisor’s Affiliates for all expenses associated with the provision of the Special Marketing Services (the “Marketing Expenses”), including without limitation the cost of purchasing photography, photo shoots, paper, travel, phone calls, photocopies, associated print production charges, and design firm expenses. All Special Marketing Fees and Marketing Expenses shall be payable monthly within thirty (30) days after receipt by the Advisor of the Sub-Advisor’s invoice therefor. The termination of this Agreement by the Advisor shall not affect the Advisor’s obligation to timely pay all Special Marketing Fees and Marketing Expenses accrued hereunder for the Special Marketing Services rendered by the Sub-Advisor hereunder prior to the effective date of such termination. Written estimates will be provided by the Sub-Advisor or the Sub-Advisor’s Affiliate for each significant project, and work on such projects will not commence until verbal or written approval is provided by the Advisor. The actual invoice for completed projects may vary from the estimate provided and will be based on actual hours worked and Marketing Expenses incurred; provided, however, that in the event any particular project is not complete prior to reaching the Special Marketing Fees and Marketing Expenses estimate previously provided, the Sub-Advisor shall not exceed such estimate, incur additional Special Marketing Fees and Marketing Expenses or continue work on such project without prior written approval from the Advisor. In the event there are changes in direction, delays in the approval process, extensive revisions or other significant changes or events, the Sub-Advisor or the Sub-Advisor’s Affiliate will provide new estimates upon request.

(b) As compensation for the Special Operational Services rendered by the Sub-Advisor or the Sub-Advisor’s Affiliates to the Advisor, the Advisor shall pay the Sub-Advisor the fees on Schedule “B” attached hereto. In addition to the Special Operational Fees, the Advisor shall reimburse the Sub-Advisor for the actual cost incurred by the Sub-Advisor or the Sub-Advisor’s Affiliates for all expenses associated with the provision of the Special Operational Services but which fall outside the normal scope of the services described on Schedule “B” (the “Operating Expenses”). All Special Operational Fees and Operating Expenses shall be payable monthly within thirty (30) days after receipt by the Advisor of the Sub-Advisor’s invoice therefor. The termination of this Agreement by the Advisor shall not affect the Advisor’s obligation to timely pay all Special Operational Fees and Operating Expenses accrued hereunder for the Special Operational Services rendered by the Sub-Advisor hereunder prior to the effective date of such termination.

9. Intellectual Property Rights. Upon payment therefor, all work product created by the Sub-Advisor in connection with the provision of the Special Marketing Services or the Special Operational Services pursuant to this Agreement shall become the sole and exclusive property of the Advisor. Notwithstanding the foregoing, the Sub-Advisor shall not have any right, title and interest in and to, and has not been granted any license to use, any intellectual property of the Advisor or the Company.

10. Expenses. All other reasonable expenses incurred by the Sub-Advisor on behalf and at the request of the Advisor shall be reimbursed monthly to the Sub-Advisor, at the request of the Sub-Advisor. The Sub-Advisor shall prepare a statement documenting the expenses of the Sub-Advisor during each month, and shall deliver such statement to the Advisor within five (5) days after the end of each month.

11. Other Activities of the Sub-Advisor. Nothing herein contained shall prevent the Sub-Advisor or any of its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Sub-Advisor or by Sub-Advisor’s Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Sub-Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Sub-Advisor may, with respect to any investment in which the Advisor or the Company is a participant, also render advice and service to each and every other participant therein.

12. Relationship of Sub-Advisor, Advisor and Company. The Advisor and the Sub-Advisor are not partners or joint venturers with each other nor with the Company, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

13. No Third Party Beneficiaries. The parties to this Agreement do not intend any person or entity not a party of this Agreement to be a beneficiary of any provision of this Agreement, and no provision of this Agreement shall be interpreted or construed as being for the benefit of any third party, and no third party shall by virtue of any provision contained herein be entitled to rely hereon or have a claim under this Agreement or with respect to the services provided pursuant to this Agreement.

14. Term. This Agreement shall continue in force conterminous with the Advisory Agreement and shall terminate upon termination of the Advisory Agreement (the “Termination Date”). Therefore, the parties agree that this Agreement shall automatically be extended concurrently with the Advisory Agreement.

15. Termination. This Agreement may be terminated immediately (“Early Termination Date”) (i) by the Advisor for Cause on sixty (60) days’ written notice, (ii) by the Advisor if the Managing Dealer Agreement is terminated pursuant to Section 4.2 thereof, or (iii) by the Sub-Advisor for a material breach of this Agreement by the Advisor which remains uncured after fifteen (15) days’ written notice or upon the bankruptcy of the Advisor.

16. Assignment to an Affiliate. This Agreement may be assigned by the Sub-Advisor to an Affiliate with the consent of the Advisor, which consent shall not be unreasonably withheld. The Sub-Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Advisor.

17. Payments to and Duties of Advisor upon Termination. After the Termination Date or Early Termination Date, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Advisor within 30 days after the effective date of such Termination Date or Early Termination Date all unpaid reimbursements of expenses (including Marketing Expenses and Operating Expenses) and all earned but unpaid Fees, Special Marketing Fees and Special Operational Fees payable to the Sub-Advisor prior to termination of this Agreement.

18. Indemnification. The Advisor shall indemnify and hold harmless the Sub-Advisor and its Affiliates, including their respective officers, directors, shareholders, partners and employees, from any and all liability, claims, damages or losses and related expenses, including reasonable attorneys’ fees and costs, resulting from the material breach of any of its duties or obligations under this Agreement or the Advisory Agreement. For the avoidance of doubt, any recovery or losses incurred by the Sub-Advisor under this Section 18 shall not include any failure to receive Fees, Special Marketing Fees or Special Operational Fees which relate to services which would have been performed but for the termination of the Advisory Agreement. Conversely, the Sub-Advisor shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from any and all liability, claims, damage or losses and related expenses, including reasonable attorneys’ fees and costs, resulting from the material breach of any of its duties or obligations under this Agreement.

19. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Advisor:	CBRE Advisors LLC 865 South Figueroa Street, Suite 3500 Los Angeles, California 90017

To the Sub-Advisor:	CNL Fund Management Company CNL Center at City Commons Attention: Office of General Counsel 450 South Orange Avenue Orlando, Florida 32801-3336 Fax: 407-540-2699

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 19.

20. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

21. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part, except if such invalidity or unenforceability materially impairs the benefits or obligations of the remaining terms of this Agreement.

22. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

23. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

24. Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CNL FUND MANAGEMENT COMPANY

By:
Name:
Title:

CBRE ADVISORS LLC

By:
Name:	Jack Cuneo
Title:	President and Chief Executive Officer

SCHEDULE “A”

SPECIAL MARKETING SERVICES AND FEES

Services	Fees

(1) Marketing communications services as they relate to the Company’s offerings, including the development of marketing support materials such as investor kits, sales presentations, product and sales support flyers, brochures and article reprints.

(2) Services to develop and administer investor and broker/dealer correspondence, annual reports, quarterly reports, press releases, media relations, media coverage, and by-lined articles.

(3) Strategic counsel, copy writing, creative management, vendor management, project management and coordination, facilitation of approvals, print production management and other related services as needed.

Number of hours spent providing Special Marketing Services multiplied times the hourly rate of the Sub-Advisor associate or Sub-Advisor Affiliate associate providing such services. The average hourly rate of a Sub-Advisor associate or Sub-Advisor Affiliate associate is $110. The hourly rates of the Sub-Advisor associates or Sub-Advisor Affiliate associates providing such services is subject to change annually. The Sub-Advisor will provide the Advisor prior written notice of any change in such hourly rates.

SCHEDULE “B”

SPECIAL OPERATIONAL SERVICES AND FEES

Services	Fees

(1) Marketing Distribution Service Center services, including processing investor kit requests, storage and shipping materials.

(2) Due Diligence services, including providing ongoing communication to due diligence officers of issuer filings and their impact operationally, acting as a liaison between the issuer and participating broker-dealers to respond to questions that relate to issues that may arise from procedural or financial changes, and tracking and communicating selling agreements.

(3) Technology services, including the provision of website services.

An upfront fee of $13 per investment for Marketing Distribution Service Center services, Due Diligence services and Technology services. The monthly upfront fee will be calculated based on the total number of new investments as of the last day of such month and will be payable the following month. The upfront fee per investment for Marketing Distribution Service Center services, Due Diligence services and Technology services is subject to change annually. The Sub-Advisor will provide the Advisor prior written notice of any change in such upfront fee.

An additional annual fee of $5 per investment for Due Diligence services and Technology services. Payment of the annual fee shall be annualized and each monthly payment of the annual fee for Due Diligence services and Technology services shall be based upon the total number of investments at the end of such month and will be payable the following month The annual fee per investment for Due Diligence services and Technology services is subject to change annually. The Sub-Advisor will provide the Advisor prior written notice of any change in such annual fee.